Exhibit 10.31

SUMMARY OF 2006 MANAGEMENT INCENTIVE COMPENSATION PLAN

The Management Incentive Compensation Plan (MICP) provides eligible employees with a cash bonus if corporate and individual goals are met. This plan gives employees a personal stake in the company and the opportunity to share in its success.

The key principles of the 2006 MICP are:

•	Corporate financial performance determines a total finite pool of dollars available to spend on incentives
•	Leader judgment and discretion are a major aspect of determining payout amounts
•	The company must differentiate pay by performance
•	Individual performance will be evaluated both on results and how those results are achieved, through a performance appraisal process
•	A bias toward individual rather than group accountability must be created

Alliant Energy Corporate Performance: Corporate performance is the foundation for incentive compensation. The table below outlines the 2006 goals against which corporate performance will be measured and the funding associated with each level of achievement.

2006 CORPORATE PERFORMANCE MEASURES

For purposes of Determining the Short-Term Incentive Pool

(1)	Earnings Per Share (EPS)			Cash Flow
	Level	Funding		Level	Funding
	Maximum	150%		Maximum	150%
	Target	100%		Target	100%
(2)	Threshold	20%		Threshold	20%

	Weighting of EPS in			Weighting of Cash Flow in
	final Corporate Performance			final Corporate Performance
	85%		+	15%

(1)	Earnings per share (EPS) and cash flow amounts used for purposes of determining short-term incentive pool will be based on utility earnings only
(2)	If the Threshold EPS level is not met, there will be no payout for the 2006 plan year = TRIGGER

MICP Target Incentives: Incentive rewards are considered “at risk” pay. The target incentive percentage assigned to participant groups is based on competitive market research and internal equity. Achievement of the target level goals and objectives may result in a payout of 100% of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target. Incentive opportunity is expressed as a percentage of eligible earnings for the plan year.

Target Incentive
Opportunity
Participant Group	(as % of eligible earnings)
Chairman, President and Chief Executive Officer	90%
Senior Executive Vice President and Chief Financial Officer	65%
Executive Vice President	50%
Senior Vice President	40%
Vice Presidents	30%-35%*
Managing Director Level Positions	25%
Director, General Manager and Plant Manager Level Positions	20%

* 2006 MICP target for Vice Presidents is either 30% or 35%, depending on the specific position

Determining the Corporate Pool: Creation of the corporate pool is formulaic. At year-end, the corporate score (based on EPS and cash flow results noted above) will be applied to all individuals’ original target amounts to yield a corporate-adjusted target incentive amount for each person. The sum of those individual corporate-adjusted target amounts yields a given department’s “contribution” to the total pool. The roll-up of all departmental and group pools yields the overall corporate pool, which is the finite amount of dollars that is subsequently re-allocated as incentive awards.

Re-Allocating Dollars Based on Performance: Once the corporate pool of dollars has been determined, each group will be allocated a set amount of dollars based on performance relative to their formulaic contribution. Groups that perform well against their goals will be allocated more than their contribution to the total pool; groups that perform below target will be allocated less than their contribution. This re-allocation between groups is based on CEO discretion.

Individual Award Determination: All employees have performance goals, to be written as part of the formal performance appraisal process. For the company’s executive officers named above, the bonus will be based on achievement against the following performance goals: (a) financial goals consisting of achievement of specified levels of one or more of EPS, cash flow, rates of return, operation and maintenance and/or capital spending; (b) certain operational and strategic goals; (c) certain goals relating to environmental, health and safety, and diversity matters; and (d) certain goals relating to leadership tasks. At year-end, each leader will evaluate his/her respective employees’ performance against those goals – judging both results and behaviors – and that evaluation will yield a recommended MICP payout relative to target.